UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

TWO HARBORS INVESTMENT CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXY SUPPLEMENT

INTRODUCTION AND EXPLANATORY NOTE

Except as described in this proxy supplement dated May 11, 2026, the information provided in the definitive proxy statement dated April 20, 2026 (the “definitive proxy statement”) previously mailed to stockholders of Two Harbors Investment Corp., a Maryland corporation (“TWO”), on or about April 20, 2026, as supplemented by that certain proxy supplement dated May 4, 2026 (the “May 4 proxy supplement”), continues to apply.  This proxy supplement, the annexes to this proxy supplement and the documents referred to herein should be read in conjunction with the definitive proxy statement, the May 4 proxy supplement, the annexes to each of the definitive proxy statement and the May 4 proxy supplement and the documents incorporated by reference therein, each of which should be read in its entirety.  To the extent that information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement or the May 4 proxy supplement, as applicable, the information in this proxy supplement is more current and supersedes the information in the definitive proxy statement and the May 4 proxy supplement.  The definitive proxy statement and the May 4 proxy supplement are available on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.  If you need a copy of the definitive proxy statement or the May 4 proxy supplement, please contact our proxy solicitor:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Email: TWO@dfking.com
Banks and Brokers, please call: (646) 677-2516
Toll-Free: (888) 887-0082

On May 7, 2026, TWO entered into a Second Amendment to the Agreement and Plan of Merger (the “Second Amendment”), by and among TWO, CrossCountry Intermediate Holdco, LLC, a Delaware limited liability company (“CCM”), and CrossCountry Merger Corp., a Maryland corporation and a wholly owned subsidiary of CCM (“Merger Sub”), to amend the terms of the previously disclosed Agreement and Plan of Merger, dated March 27, 2026 (the “Original CCM Merger Agreement”), as amended by the First Amendment to the Agreement and Plan of Merger, dated April 28, 2026 (the “First Amendment”), by and among TWO, CCM and Merger Sub (the Original CCM Merger Agreement and, as it may be amended from time to time, including by the First Amendment and the Second Amendment, the “CCM Merger Agreement”). Pursuant to the CCM Merger Agreement, Merger Sub will merge with and into TWO (the “CCM Merger”) with TWO surviving the CCM Merger and continuing as a wholly owned subsidiary of CCM.  The Second Amendment, among other things, provides that, at the effective time of the CCM Merger (the “Effective Time”), each outstanding share of common stock, par value $0.01 per share, of TWO (“TWO Common Stock”) will be converted into the right to receive an amount in cash equal to $12.00 per share (the “Amended CCM Merger Consideration”), an increase from the $11.30 per share consideration under the Original CCM Merger Agreement, as amended by the First Amendment.

Except as expressly modified by this proxy supplement, all references in the definitive proxy statement and the May 4 proxy supplement to the “Amended CCM Merger Consideration” or to “$11.30 per share” shall be deemed to refer to the further Amended CCM Merger Consideration of $12.00 per share, and all references in the definitive proxy statement and the May 4 proxy supplement to the opinion of Houlihan Lokey, dated April 28, 2026, shall be deemed to refer to the updated opinion of Houlihan Lokey, dated May 7, 2026, a copy of which is attached as Annex B to this proxy supplement.

This proxy supplement contains information relating to the previously announced special meeting of TWO common stockholders.  The time and date of the special meeting has not changed and remains May 19, 2026 at 10:00 a.m., Eastern Time.  TWO common stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TWO2026SM for the following purposes:

1.	to consider and vote on a proposal to approve the CCM Merger (the “CCM Merger Proposal”);

2.
to consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to TWO’s named executive officers that is based on or otherwise relates to the CCM Merger (the “Non-Binding Compensation Advisory Proposal”); and

3.
to consider and vote on a proposal to approve any adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the CCM Merger Proposal (the “Adjournment Proposal”).

TWO will transact no other business at the special meeting or any adjournment or postponement thereof.  The Board previously fixed the close of business on April 15, 2026 as the record date for the determination of TWO common stockholders entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.  The record date for the special meeting has not changed and remains April 15, 2026.  Accordingly, only TWO common stockholders at the close of business on that date are entitled to vote at the special meeting and any adjournments or postponements thereof.

You are urged to read carefully this proxy supplement together with the definitive proxy statement and the May 4 proxy supplement.

The Board unanimously recommends that the TWO common stockholders vote “FOR” the CCM Merger Proposal, “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE CCM MERGER

The following questions and answers are intended to address certain commonly asked questions regarding the CCM Merger Agreement, the CCM Merger and the special meeting described in the definitive proxy statement, the May 4 proxy supplement and this proxy supplement.  You should carefully read and consider the more detailed information contained elsewhere in this proxy supplement, the definitive proxy statement and the May 4 proxy supplement, as well as the additional documents to which each of them refers or which each of them incorporates by reference, including the Original CCM Merger Agreement, a copy of which is attached to the definitive proxy statement as Annex A, the First Amendment, a copy of which is attached to the May 4 proxy supplement as Annex A and the Second Amendment, a copy of which is attached to this proxy supplement as Annex A.  The following information supplements and, where applicable, replaces the corresponding questions and answers under the headings “Questions and Answers About the Special Meeting and the CCM Merger” beginning on page 1 of the definitive proxy statement and “Update to Questions and Answers About the Special Meeting and the CCM Merger” beginning on page 2 of the May 4 proxy supplement, as applicable.

The CCM Merger

Q:	Why is TWO filing this proxy supplement?

A:
TWO is filing this proxy supplement because, on May 7, 2026, TWO, CCM and Merger Sub entered into the Second Amendment, which amended the Original CCM Merger Agreement, as amended by the First Amendment.  This proxy supplement provides information about the changes to the proposed CCM Merger as a result of the Second Amendment, including changes to the Original CCM Merger Agreement, as amended by the First Amendment, and updates the definitive proxy statement which was previously filed with the SEC on April 20, 2026 and mailed to you on or about April 20, 2026 and the May 4 proxy supplement which was previously filed with the SEC on May 4, 2026.

Q:	What are the significant amendments pursuant to the Second Amendment?

A:
The Second Amendment, among other things, provides that, at the Effective Time, each outstanding share of TWO Common Stock will be converted into the right to receive the further Amended CCM Merger Consideration, which is an amount in cash equal to $12.00 per share, an increase from the $11.30 per share consideration under the Original CCM Merger Agreement, as amended by the First Amendment.

The Second Amendment also provides that the termination fee payable under certain circumstances by TWO to CCM (the “Company Termination Fee”) is increased from $50.0 million to $51.0 million. The UWM Termination Fee Refund and other terms of the Original CCM Merger Agreement, as amended by the First Amendment, remain unchanged.

Additionally, the Second Amendment updates certain financing provisions in the Original CCM Merger Agreement to reference the additional $1.4 billion unsecured financing commitment that CCM recently obtained in connection with the CCM Merger and adds customary financing cooperation covenants.

The other questions and answers under the heading “Questions and Answers About the Special Meeting and the CCM Merger” in the definitive proxy statement and “Update to Questions and Answers About the Special Meeting and the CCM Merger” in the May 4 proxy supplement remain accurate in all material respects, except that, as described elsewhere in this proxy supplement, (i) each share of TWO Common Stock will be converted into the right to receive the further Amended CCM Merger Consideration of $12.00 per share and (ii) the Company Termination Fee has been increased to $51.0 million. Stockholders are encouraged to refer to those questions and answers, together with the disclosures included elsewhere in this proxy supplement, for additional information regarding the special meeting and the CCM Merger.

UPDATE TO SUMMARY

The following information supplements and, where applicable, replaces the corresponding information under the headings “Summary” of the definitive proxy statement and “Update to Summary” of the May 4 proxy supplement.

Update to the CCM Merger

Second Amendment to the CCM Merger Agreement

The Original CCM Merger Agreement, as amended by the First Amendment, was further amended by the Second Amendment to, among other things, provide that, at the Effective Time, each outstanding share of TWO Common Stock will be converted into the right to receive the further Amended CCM Merger Consideration, which is an amount in cash equal to $12.00 per share, an increase from the $11.30 per share consideration under the Original CCM Merger Agreement, as amended by the First Amendment.

The Second Amendment provides that the Company Termination Fee is increased from $50.0 million to $51.0 million. The UWM Termination Fee Refund and the other terms of the Original CCM Merger Agreement, as amended by the First Amendment, remain unchanged.

Additionally, the Second Amendment updates certain financing provisions in the Original CCM Merger Agreement to reference the additional $1.4 billion unsecured financing commitment that CCM recently obtained in connection with the CCM Merger and adds customary financing cooperation covenants.

Update to Consideration for the CCM Merger

Pursuant to the terms of the CCM Merger Agreement, at the Effective Time, by virtue of the CCM Merger and without any action on the part of TWO, CCM, Merger Sub or any of their respective securities holders, each share of TWO Common Stock (other than shares of TWO Common Stock held by CCM or Merger Sub or by any wholly owned subsidiary of CCM, Merger Sub or TWO) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash, without interest, equal to $12.00 per share, an increase of $0.70 per share over the $11.30 per share consideration under the Original CCM Merger Agreement as previously amended by the First Amendment.

Opinion of TWO’s Financial Advisor, Houlihan Lokey Capital, Inc.

On May 7, 2026, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), TWO’s financial advisor, orally rendered its opinion to the Ad Hoc Committee on behalf of the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated May 7, 2026) as to, as of such date, the fairness, from a financial point of view, to the TWO common stockholders of the further Amended CCM Merger Consideration to be received by such holders in the CCM Merger pursuant to the CCM Merger Agreement.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to TWO common stockholders of the further Amended CCM Merger Consideration to be received by such holders in the CCM Merger pursuant to the CCM Merger Agreement and did not address any other aspect or implication of the CCM Merger or any other agreement, arrangement or understanding.  The summary of Houlihan Lokey’s opinion in this proxy supplement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy supplement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion.  However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy supplement are intended to be, and do not constitute, advice or a recommendation to the Board, TWO, CCM, any security holder or any other person as to how to act or vote with respect to any matter relating to the CCM Merger or otherwise.

Update to Termination Fee

The Second Amendment increases the Company Termination Fee payable by TWO to CCM in certain circumstances from $50.0 million to $51.0 million. The other termination fee provisions of the Original CCM Merger Agreement, as amended by the First Amendment, remain unchanged.

Litigation Relating to the CCM Merger

On April 17, 2026, a purported stockholder of TWO filed a complaint related to the events described in the definitive proxy statement.  The lawsuit, filed in the United States District Court for the Northern District of Illinois, is styled Koblentz v. Two Harbors Investment Corp., et al., No. 26-cv-4325 (the “Koblentz Lawsuit”).  The Koblentz Lawsuit asserts claims against TWO and its directors (together, the “Defendants”) for allegedly violating Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disseminating and/or causing to be disseminated an allegedly materially incomplete and misleading proxy statement.  The Koblentz Lawsuit seeks the following: preliminary injunctive relief preventing the Defendants from proceeding with a stockholder vote on the CCM Merger or consummating the CCM Merger until TWO issues corrective disclosures to address the alleged deficiencies in the definitive proxy statement; rescission of the CCM Merger or rescissory damages if the CCM Merger is consummated prior to entry of final judgment by the court; an accounting of any damages suffered as a result of the Defendants’ alleged wrongdoing; and litigation costs (including attorneys’ and expert fees and expenses).

On May 4 and May 5, 2026, respectively, purported stockholders of TWO filed amended complaints in the Supreme Court of the State of New York, County of New York in the actions of Flynn v. Two Harbors Investment Corp., et al., Index No. 651001/2026 (the “Flynn Lawsuit”) and Davis v. Two Harbors Investment Corp., et al., Index No. 651039/2026 (the “Davis Lawsuit”).  The amended complaints in the Flynn and Davis Lawsuits assert claims against the Defendants for negligent misrepresentation and negligence pursuant to New York common law related to alleged material misstatements and omissions in the definitive proxy statement.  The Flynn and Davis Lawsuits seek the following: preliminary and permanent injunctive relief preventing the Defendants from consummating the CCM Merger until all alleged “material information” is disclosed in the definitive proxy statement; rescission of the CCM Merger or rescissory damages if the CCM Merger is consummated; and an award of fees and expenses, including attorneys’ fees and expert fees and expenses.

TWO believes that the claims asserted in the Koblentz, Flynn and Davis Lawsuits are without merit and intends to defend itself vigorously.

UPDATE TO THE CCM MERGER

The following information supplements and, where applicable, replaces the corresponding information under the headings “The CCM Merger” of the definitive proxy statement and “Update to the CCM Merger” of the May 4 proxy supplement.

General

Each of the Board and CCM’s managing members has unanimously approved the CCM Merger Agreement, the CCM Merger and the other transactions contemplated by the CCM Merger Agreement.  Subject to the terms and conditions of the CCM Merger Agreement, including the approval of the TWO common stockholders of the CCM Merger Proposal, Merger Sub will merge with and into TWO, with TWO continuing as the surviving company.  As a result of the CCM Merger, the surviving company will be a wholly owned subsidiary of CCM.  TWO stockholders will receive the further Amended CCM Merger Consideration described below under “Update to the CCM Merger Agreement—Update to Consideration for the CCM Merger.”

Update to Background of the CCM Merger

The section entitled “Background of the CCM Merger” beginning on page 23 of the definitive proxy statement describes the background of the merger up to and including March 31, 2026.  The section entitled “Update to Background of the CCM Merger” beginning on page 7 of the May 4 proxy supplement describes the background of the merger from April 10, 2026 to May 3, 2026. This section describes the process undertaken from and after May 4, 2026.

On May 4, 2026, TWO issued a press release and filed the May 4 proxy supplement reaffirming the unanimous recommendation of the Board in favor of the CCM Merger and announcing that the Board, after consultation with its financial, strategic and legal advisors, had unanimously rejected the April 30 UWMC Proposal as not constituting, and not being reasonably likely to lead to, a “Company Superior Proposal” under the CCM Merger Agreement. Later on May 4, 2026, representatives of Greenberg Traurig sent to representatives of Jones Day, on behalf of UWMC, a revised executed financing commitment letter from Mizuho that deleted the lender due diligence condition. UWMC did not propose any other revisions to the terms of the April 30 UWMC Proposal or the accompanying mark-up of the merger agreement.

On May 6, 2026, representatives of Simpson Thacher delivered on behalf of CCM a proposed Second Amendment to the CCM Merger Agreement that would, among other things, increase the CCM Merger Consideration from $11.30 per share of TWO Common Stock in cash to $12.00 per share of TWO Common Stock in cash, payable to all TWO stockholders without any election. Following receipt of the proposed amendment, representatives of Jones Day and Simpson Thacher discussed the terms of CCM’s proposal.

On May 7, 2026, in advance of the Board meeting scheduled for later in the day, members of the Ad Hoc Committee discussed the CCM proposal and determined to recommend that the Board approve the proposed Second Amendment to the CCM Merger Agreement and the transactions contemplated thereby.  Also in advance of the May 7, 2026 Board meeting, members of TWO management provided to Houlihan Lokey updated unaudited prospective financial information for TWO (the “May 2026 TWO Projections”), which are further described in the section titled “Update to Certain Unaudited Prospective Financial Information” beginning on page 13, for Houlihan Lokey’s use in its financial analyses of TWO and the proposed CCM Merger as revised by the proposed Second Amendment to the CCM Merger Agreement.

Later on May 7, 2026, the Board met via videoconference together with members of TWO management and representatives of Jones Day, Willkie, Houlihan Lokey and PJT to consider the proposed Second Amendment to the CCM Merger Agreement. A representative of Jones Day reviewed with the Board its duties under applicable law and the terms of the proposed Second Amendment to the CCM Merger Agreement. Members of TWO management discussed the May 2026 TWO Projections with the Board. Representatives of Houlihan Lokey reviewed with the Board the financial terms of the proposed Second Amendment to the CCM Merger Agreement and provided a preliminary update on the status of Houlihan Lokey’s financial analyses, which were being updated to reflect the May 2026 TWO Projections and the proposed increase in the CCM Merger Consideration to $12.00 per share. The Board discussed the recommendation of the Ad Hoc Committee that the Board approve the proposed Second Amendment and the transactions contemplated thereby. The Board also discussed the revised Mizuho commitment letter delivered by UWMC on May 4, 2026 and noted that, while the revised commitment letter removed the lender due diligence condition that had been identified by the Board, UWMC did not address any of the other risks and concerns previously identified by the Board with respect to the April 30 UWMC Proposal. Following discussion, and after consultation with its financial, strategic and legal advisors and taking into account the recommendation of the Ad Hoc Committee, the Board unanimously determined and declared that the proposed Second Amendment to the CCM Merger Agreement and the transactions contemplated thereby were advisable and in the best interests of TWO and its stockholders, and duly authorized and approved the execution, delivery and performance of the proposed Second Amendment to the CCM Merger Agreement, subject to delivery of an updated fairness opinion from Houlihan Lokey to the Ad Hoc Committee.

As directed by the Board, the Ad Hoc Committee met later that evening via videoconference, together with members of TWO management and representatives of Jones Day, Willkie and Houlihan Lokey. Members of TWO management presented the May 2026 TWO Projections to the Ad Hoc Committee. At the request of the Ad Hoc Committee, a representative of Houlihan Lokey orally rendered Houlihan Lokey’s opinion to the Ad Hoc Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated May 7, 2026) as to, as of such date, the fairness, from a financial point of view, to the holders of TWO Common Stock of the increased Amended CCM Merger Consideration of $12.00 per share in cash to be received by such holders in the CCM Merger pursuant to the Second Amendment.

Later in the evening of May 7, 2026, TWO and CCM executed the Second Amendment. Prior to the opening of trading on the morning of May 8, 2026, TWO and CCM issued a joint press release announcing the Second Amendment and the further Amended CCM Merger Consideration of $12.00 per share in cash.

Update to Recommendation of the Board and Its Reasons for the CCM Merger

The following information supplements information previously provided in the sections entitled “Recommendation of the Board and Its Reasons for the CCM Merger” beginning on page 39 of the definitive proxy statement and “Update to Recommendation of the Board and Its Reasons for the CCM Merger” beginning on page 13 of the May 4 proxy supplement.

On May 7, 2026, after consultation with its financial, strategic and legal advisors, and taking into account the recommendation of the Ad Hoc Committee, the Board unanimously determined and declared that the Second Amendment, the CCM Merger Agreement (as amended thereby) and the transactions contemplated thereby (including the CCM Merger) are advisable and in the best interests of TWO and its stockholders, and reaffirmed its recommendation that TWO common stockholders vote “FOR” the CCM Merger Proposal, the Non-Binding Compensation Advisory Proposal and the Adjournment Proposal. In reaching this determination, the Board reaffirmed the reasons for the CCM Merger described under “The CCM Merger—Recommendation of the Board and Its Reasons for the CCM Merger” beginning on page 39 of the definitive proxy statement and “Update to the CCM Merger—Update to Recommendation of the Board and Its Reasons for the CCM Merger” beginning on page 13 of the May 4 proxy supplement, and additionally considered, among other things, (i) the increase in the cash consideration payable to TWO common stockholders from $11.30 per share to $12.00 per share pursuant to the Second Amendment, (ii) the additional committed debt financing reflected in the Bridge Commitment Letter and the customary financing cooperation covenants added by the Second Amendment and (iii) the corresponding $1.0 million increase in the Company Termination Fee from $50.0 million to $51.0 million. The Board’s approval of the Second Amendment was subject to, and conditioned upon, the subsequent receipt by the Ad Hoc Committee on behalf of the Board of an updated opinion of Houlihan Lokey   as to the fairness, from a financial point of view, of the further Amended CCM Merger Consideration to be received by holders of TWO Common Stock in the CCM Merger pursuant to the CCM Merger Agreement. Such opinion was subsequently delivered orally by Houlihan Lokey to the Ad Hoc Committee later on May 7, 2026 and confirmed in writing, and confirmed that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the further Amended CCM Merger Consideration to be received by holders of TWO Common Stock in the CCM Merger pursuant to the CCM Merger Agreement was fair, from a financial point of view, to such holders. The Board also considered the risks and other potentially negative factors described in the sections referenced above, which the Board determined continued to be outweighed by the potential benefits of the CCM Merger as enhanced by the Second Amendment.

Opinion of TWO’s Financial Advisor, Houlihan Lokey Capital, Inc.

On May 7, 2026, Houlihan Lokey orally rendered its opinion to the Ad Hoc Committee on behalf of the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated May 7, 2026) as to, as of such date, the fairness, from a financial point of view, to TWO common stockholders of the further Amended CCM Merger Consideration to be received by such holders in the CCM Merger pursuant to the CCM Merger Agreement.

Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to TWO common stockholders of the further Amended CCM Merger Consideration to be received by such holders in the CCM Merger pursuant to the CCM Merger Agreement and did not address any other aspect or implication of the CCM Merger or any other agreement, arrangement or understanding.  The summary of Houlihan Lokey’s opinion in this proxy supplement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy supplement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion.  However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy supplement are intended to be, and do not constitute, advice or a recommendation to the Board, TWO, CCM, any security holder or any other person as to how to act or vote with respect to any matter relating to the CCM Merger or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances.  Among other things, Houlihan Lokey:

•	reviewed the Original CCM Merger Agreement, the First Amendment and a draft, dated May 7, 2026, of the Second Amendment;

•	reviewed certain publicly available business and financial information relating to TWO that Houlihan Lokey deemed to be relevant;

•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of TWO made available to Houlihan Lokey by TWO, including the May 2026 TWO Projections;

•
spoke with certain members of TWO’s management and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of TWO, the CCM Merger and related matters;

•	compared the financial and operating performance of TWO with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

•	considered publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•
reviewed the current and historical market prices and trading volume for certain of TWO’s publicly traded equity securities, and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information.  TWO’s management advised Houlihan Lokey, and at the Board’s direction Houlihan Lokey assumed, that the May 2026 TWO Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of TWO. At the Board’s direction, Houlihan Lokey assumed that the May 2026 TWO Projections provided a reasonable basis on which to evaluate TWO and the CCM Merger, and Houlihan Lokey, at the Board’s direction, used and relied upon the May 2026 TWO Projections for purposes of its analyses and opinion.  Houlihan Lokey expressed no view or opinion with respect to the May 2026 TWO Projections or the respective assumptions on which they were based.  Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of TWO since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the CCM Merger Agreement and all other related documents and instruments referred to therein were true and correct, (ii) each party to the CCM Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) all conditions to the consummation of the CCM Merger would be satisfied without waiver thereof, and (iv) the CCM Merger would be consummated in a timely manner in accordance with the terms described in the CCM Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto.  Houlihan Lokey relied upon and assumed, without independent verification, that (i) the CCM Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the CCM Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the CCM Merger or TWO that would be material to Houlihan Lokey’s analyses or opinion.  In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Second Amendment would not differ in any material respect from the draft of the Second Amendment identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of TWO or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation.  Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business.  Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which TWO was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which TWO was or may have been a party or was or may have been subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion.  Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.  Houlihan Lokey did not express any view or opinion as to the price or range of prices at which TWO Common Stock or TWO Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the CCM Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent.  Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Board, TWO, any security holder or any other party as to how to act or vote with respect to any matter relating to the CCM Merger or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, TWO, its security holders or any other party to proceed with or effect the CCM Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the CCM Merger or otherwise (other than the further Amended CCM Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the treatment of the TWO Preferred Stock in the CCM Merger, (iii) the fairness of any portion or aspect of the CCM Merger to the holders of any class of securities, creditors or other constituencies of TWO, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the CCM Merger as compared to any alternative business strategies or transactions that might have been available for TWO, CCM or any other party, (v) the fairness of any portion or aspect of the CCM Merger to any one class or group of TWO’s or any other party’s security holders or other constituents vis-à-vis any other class or group of TWO’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not TWO, CCM, their respective security holders or any other party is receiving or paying reasonably equivalent value in the CCM Merger (other than the further Amended CCM Merger Consideration to the extent expressly specified in Houlihan Lokey’s opinion), (vii) the solvency, creditworthiness or fair value of TWO, CCM or any other participant in the CCM Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the CCM Merger, any class of such persons or any other party, relative to the further Amended CCM Merger Consideration or otherwise.  Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice.  Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources.  Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Board, TWO and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to TWO, CCM and the CCM Merger or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion.  No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to TWO or the CCM Merger and an evaluation of the results of those analyses is not entirely mathematical.  The estimates contained in the May 2026 TWO Projections and the implied per share value reference ranges indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses.  In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of TWO.  Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Ad Hoc Committee and/or the Board in evaluating the CCM Merger.  Neither Houlihan Lokey’s opinion nor its analyses were determinative of the further Amended CCM Merger Consideration or of the views of the Board or TWO management with respect to the CCM Merger or the further Amended CCM Merger Consideration.  Under the terms of its engagement by TWO, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed CCM Merger or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Board, TWO, CCM, any security holder or creditor of TWO or CCM or any other person, regardless of any prior or ongoing advice or relationships.  The type and amount of consideration payable in the CCM Merger were determined through negotiation between TWO and CCM, and the decision to enter into the CCM Merger Agreement was solely that of the Board.

Material Financial Analyses

In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below.  The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion.  The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented.  As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description.  Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor.  While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses.  Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Ad Hoc Committee on behalf of the Board on May 7, 2026.  The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.  The analyses summarized below include information presented in tabular format.  The tables alone do not constitute a complete description of the analyses.  Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Unless the context indicates otherwise, share prices used in the selected companies analysis described below were based on the closing price of the common stock of the selected companies listed below as of May 6, 2026, and transaction values for the selected transactions analysis described below were based on the announced transaction equity price and other public information available at the time of the announcement.  The estimates of the future financial performance of TWO relied upon for the financial analyses described below were based on the May 2026 TWO Projections.  The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis.  Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.  The financial data reviewed included stock price as a multiple of tangible book value per share as of the most recent quarter for which financial information was available (“Price / MRQ Tangible Book Value Per Share”).

The selected companies and corresponding financial data were:

	Market Cap (in millions)	Price/MRQ Tangible Book Value Per Share
Annaly Capital Management, Inc.	$16,517	1.14	x
Rithm Capital Corp.	$5,494	0.87	x
PennyMac Mortgage Investment Trust	$962	0.74	x
Cherry Hill Mortgage Investment Corporation	$96	0.75	x
High		1.14	x
Mean		0.87	x
Median		0.81	x
Low		0.74	x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied a selected range of 0.75x to 1.10x to TWO’s tangible book value per share as of March 31, 2026 of $10.30 as provided by TWO management.  The selected companies analysis indicated an implied value reference range of $7.73 to $11.33 per share of TWO Common Stock, as compared to the further Amended CCM Merger Consideration of $12.00 per share of TWO Common Stock in the CCM Merger pursuant to the CCM Merger Agreement.

Selected Transactions Analysis.  Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant.  The financial data reviewed included transaction value as a multiple of Tangible Book Value and the selected transactions and corresponding financial data were:

Date Announced	Target	Acquiror	Transaction Value/ Tangible Book Value
May 2023	Arlington Asset Investment Corp.	Ellington Financial Inc.	0.74
November 2021	Mosaic RE Structured Finance Funds	Ready Capital Corporation	0.85
July 2021	Capstead Mortgage Corporation	Benefit Street Partners Realty Trust, Inc.	1.16
December 2020	Anworth Mortgage Asset Corporation	Ready Capital Corporation	0.97
November 2018	Owens Realty Mortgage, Inc.	Ready Capital Corporation	0.96
May 2018	MTGE Investment Corp.	Annaly Capital Management, Inc.	1.00
April 2018	CYS Investments, Inc.	Two Harbors Investment Corp.	1.05

Transaction Value/ Tangible Book Value
High	1.16x
Mean	0.96x
Median	0.97x
Low	0.74x

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 0.95x to 1.15x to TWO’s tangible book value per share as of March 31, 2026 of $10.30 as provided by TWO management.  The selected transactions analysis indicated an implied value reference range of $9.79 to $11.85 per share of TWO Common Stock, as compared to the further Amended CCM Merger Consideration of $12.00 per share of TWO Common Stock in the CCM Merger pursuant to the CCM Merger Agreement.

Discounted Cash Flow Analysis.  Houlihan Lokey performed a discounted cash flow analysis of TWO based on the May 2026 TWO Projections, which extended through December 31, 2030.  Houlihan Lokey applied a range of terminal value multiples of 0.75x to 1.10x, taking into account Houlihan Lokey’s experience and professional judgment and the results of the selected companies analysis, to TWO’s estimated 2030E tangible book value per share of $7.53 as provided by TWO management and discount rates ranging from 10.5% to 12.5%, taking into account Houlihan Lokey’s experience and professional judgment and an estimate of TWO’s cost of equity capital.  The discounted cash flow analysis indicated an implied per share value reference range of $8.31 to $10.44 per share of TWO Common Stock, as compared to the further Amended CCM Merger Consideration of $12.00 per share of TWO Common Stock in the CCM Merger pursuant to the CCM Merger Agreement.

Other Matters

Houlihan Lokey was engaged by TWO to act as its financial advisor in connection with a possible merger, consolidation, business combination, sale or other similar transaction.  TWO engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation.  Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers, acquisitions, divestitures, leveraged buyouts, financings and financial restructurings.  Pursuant to its engagement by TWO, Houlihan Lokey is entitled to a transaction fee based on the value of the CCM Merger, which fee is currently estimated to be approximately $15,200,000 and is contingent upon the consummation of the CCM Merger (the “Transaction Fee”).  Houlihan Lokey also became entitled to a fee of $625,000 upon Houlihan Lokey’s delivery of its opinion to the Board in connection with the signing of the Second Amendment, 50% of which is creditable against the Transaction Fee, a fee of $625,000 upon Houlihan Lokey’s delivery of its opinion to the Board in connection with the signing of the First Amendment, 50% of which is creditable against the Transaction Fee, a fee of $625,000 upon Houlihan Lokey’s delivery of its opinion to the Board in connection with the signing of the Original CCM Merger Agreement, 50% of which is creditable against the Transaction Fee,  a fee of $1,250,000 upon Houlihan Lokey’s delivery of its opinion to the Board in connection with the proposed UWMC merger, all of which is creditable against the Transaction Fee, and a fee of $500,000 upon Houlihan Lokey’s engagement by TWO, all of which is creditable against the Transaction Fee.  TWO has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, TWO, CCM, or any other party that may be involved in the CCM Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the CCM Merger.

Houlihan Lokey and certain of its affiliates have in the past provided, and are currently providing, investment banking, financial advisory and/or other financial or consulting services to TWO, CrossCountry, and certain minority investors in CrossCountry, including Ares Management Corporation (“Ares”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Ares (collectively, with Ares, the “Ares Group”), and Radcliff Companies (“Radcliff”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Radcliff (collectively, with Radcliff, the “Radcliff Group”), for which Houlihan Lokey and its affiliates have received, and expect to receive, compensation, including, among other things, during the two years prior to the date of its opinion, (i) with respect to TWO, (a) having acted as financial advisor to TWO in connection with the proposed UWMC merger and (b) having provided certain financial advisory services to TWO in connection with its review of strategic alternatives and consideration of strategic transactions, for which Houlihan Lokey and its affiliates have received aggregate compensation of approximately $3,625,000, (ii) with respect to CrossCountry, having provided valuation advisory services to CrossCountry in connection with financial reporting and other internal purposes unrelated to the CCM Merger for which Houlihan Lokey and its affiliates have received or will receive aggregate compensation of less than $200,000, (iii) with respect to the Ares Group, (1)(a) having acted as financial advisor to Ares as an investor in Frontier Communications in connection with its acquisition by Verizon, which closed in January 2026 and (b) having acted as financial advisor to Potomac Energy Center, LLC, then a member of the Ares Group, in connection with its sale transaction, which closed in August 2025, for which Houlihan Lokey and its affiliates have received aggregate compensation of approximately $11 million, and (2) having provided and currently providing various valuation and financial advisory services to members of the Ares Group for financial reporting, transaction and other purposes unrelated to the CCM Merger, for which Houlihan Lokey and its affiliates have received aggregate compensation of approximately $13 to 14 million and which Houlihan Lokey could potentially receive a similar amount over the next two years, and (iv) with respect to the Radcliff Group, having provided valuation advisory services to Radcliff in connection with financial reporting purposes for which Houlihan Lokey and its affiliates have received aggregate compensation of less than $550,000.  In addition, Houlihan Lokey is in the process of being retained, subject to the negotiation and execution of an engagement agreement, to provide certain investment banking and financial advisory services to a portfolio company of the Ares Group in connection with a potential transaction unrelated to the CCM Merger, which fee cannot be currently quantified, though if Houlihan Lokey were so engaged and such transaction were to be consummated, Houlihan Lokey could receive compensation similar to or in excess of the fees payable to Houlihan Lokey for the rendering of its services to TWO.  Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to TWO, CCM, CrossCountry, members of the Ares Group, members of the Radcliff Group, other participants in the CCM Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation.  In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Ares, Radcliff, other participants in the CCM Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Ares Group, members of the Radcliff Group, other participants in the CCM Merger or certain of their respective affiliates or security holders, and may do so in the future.  Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that have included or represented and include or represent, directly or indirectly, or may be or have been adverse to, TWO, CCM, CrossCountry, members of the Ares Group, members of the Radcliff Group, other participants in the CCM Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Update to Certain Unaudited Prospective Financial Information

The following information supplements and, where applicable, replaces the corresponding information under the heading “The CCM Merger—Certain Unaudited Prospective Financial Information of TWO” in the definitive proxy statement. The unaudited prospective financial information set forth below was not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this information should not be regarded as an indication that TWO, the Board, the Ad Hoc Committee, Houlihan Lokey or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and the unaudited prospective financial information should not be relied upon as such. The cautionary statements regarding the unaudited prospective financial information set forth in the definitive proxy statement apply to the unaudited prospective financial information set forth below.

May 2026 TWO Projections

In advance of the May 7, 2026 meeting of the Board, members of TWO management prepared and provided to Houlihan Lokey, the Ad Hoc Committee and the Board updated unaudited prospective financial information for TWO covering the fiscal years ending December 31, 2026 through December 31, 2030 (the “May 2026 TWO Projections”). The May 2026 TWO Projections were prepared by TWO management based on assumptions that TWO management believed to be reasonable as of the date such projections were prepared, and reflect updates to the previously disclosed March 2026 TWO Projections, including to reflect, among other things, then-current market conditions, interest rate expectations and other developments since the March 2026 TWO Projections were prepared. At the direction of the Board, Houlihan Lokey used and relied upon the May 2026 TWO Projections for purposes of its updated financial analyses and its opinion dated May 7, 2026, as described under “—Opinion of TWO’s Financial Advisor, Houlihan Lokey Capital, Inc.” above. The May 2026 TWO Projections are summarized in the table below.

	2026E	2027E	2028E	2029E	2030E
Operating Income(1) / Basic Common Share	$0.94	$0.87	$0.79	$0.75	$0.67
Common Dividends / Basic Share	$1.37	$1.37	$1.37	$1.37	$1.37
Common Book Value / Basic Share	$10.21	$9.71	$9.12	$8.49	$7.79

(1)	Reflects operating income after dividends on shares of TWO Preferred Stock.

In addition, TWO has identified an inadvertent error in the March 2026 TWO Projections previously disclosed under the heading “The CCM Merger—Certain Unaudited Prospective Financial Information of TWO” in the definitive proxy statement. The corrected line item is set forth in the table below. New text is indicated by bold, underlined text and deleted text is indicated by ~~strikethrough~~ text. The remaining line items in the March 2026 TWO Projections, and the assumptions, qualifications and limitations relating thereto as set forth in the definitive proxy statement, are unchanged. The error did not affect Houlihan Lokey’s financial analyses or its opinion dated April 28, 2026.

March 2026 TWO Projections

		2026E		2027E		2028E		2029E		2030E
Operating Income(1) / Basic Common Share	$	~~0.91~~ 0.96	$	~~0.88~~ 0.93	$	~~0.86~~0.88	$	~~0.84~~ 0.85	$	~~0.77~~ 0.79
Common Dividends / Basic Share		$1.37		$1.37		$1.37		$1.37		$1.37
Common Book Value / Basic Share	$	~~10.88~~10.37	$	~~10.39~~9.92	$	~~9.87~~9.43	$	~~9.33~~ 8.90	$	~~8.73~~ 8.32

(1)	Reflects operating income after dividends on shares of TWO Preferred Stock.

Update to Interests of TWO’s Directors and Executive Officers in the CCM Merger

In light of the further increased Amended CCM Merger Consideration contemplated by the Second Amendment, the following information supplements the information contained in the sections entitled “The CCM Merger—Interests of TWO’s Directors and Executive Officers in the CCM Merger” beginning on page 50 of the definitive proxy statement and “Update to Interests of TWO’s Directors and Executive Officers in the CCM Merger” beginning on page 22 of the May 4 proxy supplement with the following:

Overview

In considering the recommendation of the Board to approve the CCM Merger Proposal and the Non-Binding Compensation Advisory Proposal, TWO common stockholders should be aware that TWO’s directors and executive officers have interests in the CCM Merger that may be different from, or in addition to, the interests of TWO common stockholders generally.  These interests are described in more detail below and, with respect to the named executive officers of TWO, are quantified in the tables below.

The Board was aware of, and considered the interests of, TWO’s directors and executive officers in evaluating and reaching its decision to approve the CCM Merger and the transactions contemplated by the CCM Merger Agreement, in determining that such transactions are advisable, fair and in the best interests of TWO’s common stockholders, and in resolving to recommend that TWO’s common stockholders vote to approve the CCM Merger Proposal and the Non-Binding Compensation Advisory Proposal.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

1.	The Effective Time occurs on March 31, 2026, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section.

2.
Each executive officer experiences a termination of employment by TWO or its successor without “cause” or by the officer for “good reason” (as such terms are defined in the Severance Benefits Plan) immediately following the Effective Time.

3.	The relevant per share value of TWO Common Stock is equal to the further Amended CCM Merger Consideration ($12.00 per share).

Treatment of TWO Equity Awards

The treatment of TWO RSUs, TWO PSUs and TWO RSAs at the Effective Time pursuant to the CCM Merger Agreement is described in the section entitled “The CCM Merger—Interests of TWO’s Directors and Executive Officers in the CCM Merger—Treatment of TWO Equity Awards” beginning on page 50 of the definitive proxy statement and the section entitled “Update to Interests of TWO’s Directors and Executive Officers in the CCM Merger—Treatment of TWO Equity Awards” beginning on page 22 of the May 4 proxy supplement, in each case as supplemented by this proxy supplement, and remains unchanged, except that each TWO RSU, TWO PSU and TWO RSA outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the further Amended CCM Merger Consideration of $12.00 per share with respect to each share of TWO Common Stock subject thereto (with TWO PSUs deemed earned and vested as previously described and TWO RSAs becoming fully vested as previously described). The estimated aggregate value payable in respect of TWO Equity Awards held by TWO’s one executive officer who is not a current NEO is $915,612, and the estimated aggregate value payable in respect of TWO RSUs held by TWO’s eight (current and former) non-employee directors is $1,025,076. For an estimate of the amounts that would be payable to each NEO in respect of their outstanding TWO Equity Awards upon the completion of the CCM Merger, see the section entitled “—Quantification of Payments and Benefits to TWO’s Named Executive Officers” below.

Severance Benefits Plan

The terms of the Severance Benefits Plan are described in the section entitled “The CCM Merger—Interests of TWO’s Directors and Executive Officers in the CCM Merger—Severance Benefits Plan” beginning on page 51 of the definitive proxy statement and remain unchanged. The estimated aggregate amount that would be payable to TWO’s one executive officer who is not an NEO under the Severance Benefits Plan upon a Qualifying Termination of employment that occurs immediately following the Effective Time (assuming the Effective Time occurs on March 31, 2026) is $1,673,973. The quantifications set forth in this paragraph are based upon compensation levels in effect as of the date of the definitive proxy statement and COBRA premiums in effect on March 31, 2026. For estimates of the amounts that would be payable to each NEO pursuant to the Severance Benefits Plan upon a Qualifying Termination of employment that occurs immediately following the Effective Time, see the section entitled “—Quantification of Payments and Benefits to TWO’s Named Executive Officers” below.

Bonus Amounts

The treatment of cash bonus, sales and other incentive plan amounts pursuant to the CCM Merger Agreement is described in the section entitled “The CCM Merger—Interests of TWO’s Directors and Executive Officers in the CCM Merger—Bonus Amounts” beginning on page 53 of the definitive proxy statement and remains unchanged. If the Effective Time occurs on March 31, 2026 and assuming achievement of target performance, the estimated aggregate amount that would be payable to TWO’s six current executive officers in respect of such Bonus Amounts is $1,266,164.

Quantification of Payments and Benefits to TWO’s Named Executive Officers

This section, including the table below entitled “Golden Parachute Compensation,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for the NEOs that is based on or otherwise relates to the CCM Merger.  This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the compensation payable to the NEOs identified in TWO’s proxy statement filed in connection with TWO’s 2025 annual meeting of its stockholders that is related to the CCM Merger.  The same NEOs (other than Mary Riskey, who departed the Company during 2024) were identified in Part III of TWO’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2025, filed with the SEC on April 27, 2026.

This includes TWO’s principal executive officer, principal financial officer, the three other most highly compensated executive officers who were serving as executive officers as of the end of TWO’s 2024 fiscal year, and one additional individual who would have been among such three most highly compensated executive officers but for the fact that she was no longer serving as an executive officer at fiscal year-end.  For purposes of the below disclosure, we refer to NEOs who are employed with TWO as of the date of this proxy statement as the “current NEOs.” The “golden parachute” compensation payable to the NEOs is subject to a non-binding advisory vote of TWO’s common stockholders.

The amounts indicated below are estimates of amounts that would be payable to the NEOs, and such estimates are based on assumptions that may or may not actually occur, including assumptions described in the definitive proxy statement and this proxy supplement.  Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by any NEO may differ in material respects from the amounts set forth below.

The amounts indicated below do not attempt to quantify any reduction that may be required as a result of the Code Section 280G “best net” cutback, or any legal fees that may be owing to an NEO in the event of a dispute regarding their benefits under the Severance Benefits Plan, in each case as described above under “—Severance Benefits Plan.” In addition, the table below does not include amounts that TWO’s NEOs were already entitled to receive or vested in as of the date of the definitive proxy statement.

Assumptions

Unless otherwise indicated, the amounts set forth in the table below have been calculated assuming that:

1.	the Effective Time occurs on March 31, 2026, which is the assumed date of the Effective Time solely for purposes of this CCM Merger-related compensation disclosure;

2.
each NEO experiences a termination of employment by TWO or its successor without “cause” or by the officer for “good reason” (as such terms are defined in the Severance Benefits Plan) immediately following the Effective Time (each, referred to as a “Qualifying Termination”);

3.	the relevant per share value of TWO Common Stock is equal to the further Amended CCM Merger Consideration ($12.00 per share);

4.
quantification of the value to be delivered in respect of TWO Equity Awards is calculated based on the unvested TWO Equity Awards held by each current NEO as of March 31, 2026, the latest practicable date before the filing of the definitive proxy statement and this proxy supplement and assumes that such awards remain unvested and outstanding as immediately prior to the Effective Time; and

5.
quantification of severance entitlements is based on each current NEO’s compensation (including base salary and target annual cash incentive opportunity) and benefit levels in effect on March 31, 2026, the latest practicable date to determine such amounts before the filing of this proxy supplement.

Depending upon when the CCM Merger is completed, certain awards that are outstanding as of the date hereof and included in the table below may vest pursuant to their terms, independent of the CCM Merger.  For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “— Treatment of TWO Equity Awards” and “—Severance Benefits Plan” above.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
William Greenberg	7,993,151	7,199,460	70,004	15,262,615
William Dellal	2,123,288	909,876	64,347	3,097,511
Nicholas Letica	4,074,521	4,212,432	59,483	8,346,436
Rebecca B. Sandberg	2,516,438	2,325,492	70,004	4,911,934
Robert Rush	1,954,795	1,321,548	70,004	3,346,347
Mary Riskey*	—	435,924	—	435,924

*
Ms. Riskey departed TWO in 2024.  Ms. Riskey is not entitled to any payments in connection with the CCM Merger, other than (i) payments in respect of certain TWO RSUs and TWO PSUs held by Ms. Riskey, and (ii) payments which Ms. Riskey may receive in her capacity as a TWO common stockholder, to the extent applicable.

(1)
Cash.  The estimated amounts listed in this column include the following cash severance amounts payable to each NEO upon a Qualifying Termination within two years following the Effective Time: (i) a cash severance payment based on a multiple (2.5x for Mr. Greenberg and 2.0x for the other NEOs) of the named executive officer’s base salary and target annual bonus pursuant to the Severance Benefits Plan paid in installments over the severance period (30 months for Mr. Greenberg and 24 months for the other NEOs); and (ii) a pro-rata bonus payment for the year of the Qualifying Termination pursuant to the Severance Benefits Plan, paid in a lump sum at the time such bonuses are normally paid (assuming achievement at target level).  Cash severance payments under the Severance Benefits Plan are “double-trigger” in that they would be paid to a current NEO only if such NEO experiences a Qualifying Termination within the time period specified above and are subject to the NEO signing a release of claims and complying with certain restrictive covenants.  For additional information see “—Severance Benefits Plan” above.  The estimated amounts listed in this column do not include the single-trigger payment of the pro-rata bonus described in “—Bonus Amounts”, above, because the pro-rata bonus payment under the Severance Benefits Plan has been included.  The table below provides further information regarding the amounts included in this column for each NEO:

Name	Cash Severance ($)	Pro Rata Bonus ($)	Total ($)
William Greenberg	7,500,000	493,151	7,993,151
William Dellal	2,000,000	123,288	2,123,288
Nicholas Letica	3,770,000	304,521	4,074,521
Rebecca B. Sandberg	2,350,000	166,438	2,516,438
Robert Rush	1,850,000	104,795	1,954,795
Mary Riskey*	—	—	—

(2)
Equity.  The amounts listed in this column represent the estimated value of TWO Equity Awards held by each NEO that, as a result of the CCM Merger, will be automatically canceled and converted into the right to receive the further Amended CCM Merger Consideration, as set forth in more detail in the table below.  With respect to TWO PSUs, these amounts include the value of any dividend equivalent rights credited prior to March 31, 2026.  These amounts are all considered “single trigger” benefits because they will vest solely upon a change in control of TWO pursuant to the terms of the CCM Merger Agreement.  For additional information, please see the section entitled “—Treatment of TWO Equity Awards” above.

Name	Aggregate Value of Outstanding TWO RSUs ($)	Aggregate Value of Outstanding TWO PSUs ($)	Aggregate Value of Outstanding TWO RSAs ($)	Total ($)
William Greenberg	1,626,048	3,718,284	1,855,128	7,199,460
William Dellal	909,876	—	—	909,876
Nicholas Letica	2,558,268	1,654,164	—	4,212,432
Rebecca B. Sandberg	1,388,676	936,816	—	2,325,492
Robert Rush	765,336	556,212	—	1,321,548
Mary Riskey	84,684	351,240	—	435,924

(3)
Perquisites/Benefits.  Benefits in this column include the continuation of subsidized health, dental, and vision COBRA coverage, as well as outplacement services, for each NEO upon a Qualifying Termination within two years following the Effective Time under the Severance Benefits Plan.  The current NEOs are eligible for continued health, dental, and vision COBRA coverage for a period of up to 18 months, with full payment of applicable premiums by TWO (or its successor) during such time (Mr. Greenberg – $45,004; Mr. Dellal – $39,347; Mr. Letica – $34,483; Ms. Sandberg – $45,004; and Mr. Rush – $45,004).  For purposes of this column, it is assumed that each current NEO will utilize COBRA coverage for 18 months and outplacement services with a total value of $25,000.  However, the amount of COBRA coverage and outplacement services actually utilized by an applicable NEO cannot be determined at this time.  The amounts for COBRA coverage are based on the COBRA premium in effect on March 31, 2026.  The amounts included in this column are “double trigger” payments which become payable only in connection with a Qualifying Termination during the time period specified above and are subject to the NEO signing a release of claims and complying with certain restrictive covenants.  For additional information, see “—Severance Benefits Plan.”

Update to Regulatory Approvals Required for the CCM Merger

Additional Regulatory Conditions to Closing

The completion of the CCM Merger is further conditioned upon (i) obtaining the consents or approvals of or providing notice to, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, the U.S. Department of Veterans Affairs and the U.S. Department of Agriculture and (ii) as a result of the contemplated change in ownership of TWO, obtaining consents from or providing notice to the states in which TWO operates in accordance with such state regulatory requirements. With respect to such regulatory approvals, all filings with respect to licenses requiring prior approval have been submitted, with 35 out of the required 53 approvals already obtained as of the date of this proxy supplement.

Litigation Relating to the CCM Merger

On April 17, 2026, a purported stockholder of TWO filed a complaint related to the events described in the definitive proxy statement.  The Koblentz Lawsuit asserts claims against TWO and its directors for allegedly violating Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disseminating and/or causing to be disseminated an allegedly materially incomplete and misleading proxy statement.  The Koblentz Lawsuit seeks the following: preliminary injunctive relief preventing the Defendants from proceeding with a stockholder vote on the CCM Merger or consummating the CCM Merger until TWO issues corrective disclosures to address the alleged deficiencies in the definitive proxy statement; rescission of the CCM Merger or rescissory damages if the CCM Merger is consummated prior to entry of final judgment by the court; an accounting of any damages suffered as a result of the Defendants’ alleged wrongdoing; and litigation costs (including attorneys’ and expert fees and expenses).

On May 4 and May 5, 2026, respectively, purported stockholders of TWO filed the Flynn and Davis Lawsuits in the Supreme Court of the State of New York, County of New York.  The amended complaints in the Flynn and Davis Lawsuits assert claims against the Defendants for negligent misrepresentation and negligence pursuant to New York common law related to alleged material misstatements and omissions in the definitive proxy statement.  The Flynn and Davis Lawsuits seek the following: preliminary and permanent injunctive relief preventing the Defendants from consummating the CCM Merger until all alleged “material information” is disclosed in the definitive proxy statement; rescission of the CCM Merger or actual and punitive damages if the CCM Merger is consummated; and an award of fees and expenses, including attorneys’ fees and expert fees and expenses.

TWO believes that the claims asserted in the Koblentz, Flynn and Davis Lawsuits are without merit and intends to defend itself vigorously.

SUPPLEMENTAL DISCLOSURES

TWO believes that the disclosures set forth in the definitive proxy statement and the May 4 proxy supplement comply fully with all applicable laws, and denies the allegations described above and that the definitive proxy statement and the May 4 proxy supplement are deficient in any respect. Nevertheless, TWO has determined to voluntarily supplement certain disclosures in the definitive proxy statement and the May 4 proxy supplement with the supplemental disclosures set forth below.  Nothing in these supplemental disclosures shall be deemed an admission of the legal merit of the allegations described above, or of the necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, TWO specifically denies all allegations in the Koblentz, Flynn and Davis Lawsuits that any additional disclosure was or is required or is material. Nothing in these supplemental disclosures shall constitute a waiver by TWO or any other defendant of any defense, position, argument or right with respect to any of the matters described above or otherwise, all of which are expressly reserved.

All page references and paragraph headings in the information below are references to pages and headings in the definitive proxy statement or the May 4 proxy supplement, as applicable, and the terms used below have the meanings set forth therein. The supplemental disclosures are identified below by bold, underlined text. To the extent that information in the below supplemental disclosures differs from, or updates information contained in, the definitive proxy statement or the May 4 proxy supplement, as applicable, the information in the below supplemental disclosures will supersede or supplement the information therein.

The disclosure under the section entitled “The CCM Merger—Background of the CCM Merger” is hereby amended and supplemented by adding the following to the twenty-first full paragraph on page 26 of the definitive proxy statement (with new text in bold and underlined):

Between October 8, 2025 and October 10, 2025, Houlihan Lokey contacted four parties (other than Company B) to gauge their interest in pursuing a strategic transaction with TWO. Three of these parties (UWMC, Company A and CCM) entered into non-disclosure agreements with TWO in the following weeks. Each of the non-disclosure agreements with UWMC, Company A, Company B, and CCM included customary “standstill” provisions that would fall away upon TWO’s entry into a definitive agreement relating to a sale of TWO and none of the non-disclosure agreements contained “don’t ask-don’t waive” standstill provisions prohibiting any of UWMC, Company A, Company B, or CCM from requesting that the TWO Board or TWO release such counterparty from its standstill obligations.

The disclosure under the section entitled “The CCM Merger— Opinion of TWO’s Financial Advisor, Houlihan Lokey Capital, Inc.” is hereby amended and supplemented by adding the following on pages 19 through 21 of the May 4 proxy supplement (with new text in bold and underlined):

Selected Companies Analysis.  Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.  The financial data reviewed included stock price as a multiple of tangible book value per share as of the most recent quarter for which financial information was available (“Price / MRQ Tangible Book Value Per Share”).

The selected companies and corresponding financial data were:

	Market Cap (in millions)	Price/MRQ Tangible Book Value Per Share
Annaly Capital Management, Inc.	$16,680	1.15	x
Rithm Capital Corp.	$5,650	0.89	x
PennyMac Mortgage Investment Trust	$1,055	0.79	x
Cherry Hill Mortgage Investment Corporation	$97	0.75	x
High		1.15	x
Mean		0.90	x
Median		0.84	x
Low		0.75	x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied a selected range of 0.75x to 1.10x to TWO’s tangible book value per share as of March 31, 2026 of $10.30 as provided by TWO management.  The selected companies analysis indicated an implied value reference range of $7.73 to $11.33 per share of TWO Common Stock, as compared to the Amended CCM Merger Consideration of $11.30 per share of TWO Common Stock in the CCM Merger pursuant to the CCM Merger Agreement.

Selected Transactions Analysis.  Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant.  The financial data reviewed included transaction value as a multiple of Tangible Book Value and the selected transactions and corresponding financial data were:

Date Announced	Target	Acquiror	Transaction Value/ Tangible Book Value
May 2023	Arlington Asset Investment Corp.	Ellington Financial Inc.	0.74
November 2021	Mosaic RE Structured Finance Funds	Ready Capital Corporation	0.85
July 2021	Capstead Mortgage Corporation	Benefit Street Partners Realty Trust, Inc.	1.16
December 2020	Anworth Mortgage Asset Corporation	Ready Capital Corporation	0.97
November 2018	Owens Realty Mortgage, Inc.	Ready Capital Corporation	0.96
May 2018	MTGE Investment Corp.	Annaly Capital Management, Inc.	1.00
April 2018	CYS Investments, Inc.	Two Harbors Investment Corp.	1.05

Transaction Value/ Tangible Book Value
High	1.16x
Mean	0.96x
Median	0.97x
Low	0.74x

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 0.95x to 1.15x to TWO’s tangible book value per share as of March 31, 2026 of $10.30 as provided by TWO management.  The selected transactions analysis indicated an implied value reference range of $9.79 to $11.85 per share of TWO Common Stock, as compared to the Amended CCM Merger Consideration of $11.30 per share of TWO Common Stock in the CCM Merger pursuant to the CCM Merger Agreement.

Discounted Cash Flow Analysis.  Houlihan Lokey performed a discounted cash flow analysis of TWO based on the Projections, which extended through December 31, 2030. Houlihan Lokey applied a range of terminal value multiples of 0.75x to 1.10x, taking into account Houlihan Lokey’s experience and professional judgment and the results of the selected companies analysis, to TWO’s estimated 2030E tangible book value per share of $8.47 as provided by TWO management and discount rates ranging from 10.5% to 12.5%, taking into account Houlihan Lokey’s experience and professional judgment and an estimate of TWO’s cost of equity capital. The discounted cash flow analysis indicated an implied per share value reference range of $8.69 to $11.07 per share of TWO Common Stock, as compared to the Amended CCM Merger Consideration of $11.30 per share of TWO Common Stock in the CCM Merger pursuant to the CCM Merger Agreement.

Other Matters

PJT was engaged by TWO to act as a strategic advisor in connection with a possible merger, consolidation, business combination, sale or other similar transaction.  PJT was not asked to, and did not provide, a fairness opinion in connection with the CCM Merger.  In connection with its engagement by TWO, PJT is entitled to a work fee of $4,000,000, payable upon the earliest to occur of the closing of a transaction, December 31, 2026 and any termination of PJT’s engagement. Additionally, PJT is entitled to (i) a fairness opinion fee in the event a fairness opinion is requested by TWO, payable upon delivery of any such opinion, and (ii) at the sole and absolute discretion of TWO, an additional discretionary fee, which, if payable, shall be payable upon the closing of a transaction or at such other time TWO determines.

PJT has not provided any financial advisory or other services to, or received fees from, TWO, CrossCountry or their respective affiliates during the two years prior to the date of its engagement by TWO. As further disclosed in PJT’s customary relationship disclosure letter provided to TWO, in the past two years, PJT has provided advisory, fund advisory and restructuring services to Ares and Ares affiliates for which PJT has received fees paid by Ares or Ares affiliates of less than $15 million in the aggregate and may in the future receive additional fees.

SUMMARY OF SECOND AMENDMENT TO THE CCM MERGER AGREEMENT

On May 7, 2026, TWO, CCM and Merger Sub entered into the Second Amendment to amend the Original CCM Merger Agreement, as amended by the First Amendment.  The definitive proxy statement includes the Original CCM Merger Agreement attached as Annex A, and also includes a summary of the Original CCM Merger Agreement, beginning on page 58 of the definitive proxy statement. The May 4 proxy supplement includes the First Amendment attached as Annex A, and also includes a summary of the First Amendment, beginning on page 28 of the May 4 proxy supplement.  Capitalized terms used in this proxy supplement but not otherwise defined will have their respective meanings set forth in the definitive proxy statement or the May 4 proxy supplement, as applicable.

The following is a summary of the material terms of the Second Amendment.  This summary does not purport to be complete and may not contain all of the information about the Second Amendment that is important to you.  The summary of the material terms of the Second Amendment below and elsewhere in this proxy supplement is qualified in its entirety by reference to the Second Amendment, a copy of which is attached to this proxy supplement as Annex A.  You are urged to read this proxy supplement, the annexes to this proxy supplement, including the Second Amendment, and the documents referred to herein, carefully and in conjunction with the definitive proxy statement, the annexes to the definitive proxy statement, including the Original CCM Merger Agreement, and the documents incorporated by reference therein and the May 4 proxy supplement, the annexes to the May 4 proxy supplement, including the First Amendment, and the documents referred to therein, in their entirety for a more complete understanding of the CCM Merger.

The Second Amendment and this summary of its terms have been included in this proxy supplement to provide you with information regarding the terms of the CCM Merger.  They are not intended to provide you with any other factual or financial information about TWO or CCM or any of their respective affiliates or businesses.  Information about TWO and CCM can be found elsewhere in the definitive proxy statement, the May 4 proxy supplement and this proxy supplement and in the other filings that TWO has made with the SEC, which are available without charge on the SEC’s website at www.sec.gov.

Update to Consideration for the CCM Merger

Pursuant to the terms of the CCM Merger Agreement, at the Effective Time, by virtue of the CCM Merger and without any action on the part of TWO, CCM, Merger Sub or any of their respective securities holders, each share of TWO Common Stock (other than shares of TWO Common Stock held by CCM or Merger Sub or by any wholly owned subsidiary of CCM, Merger Sub or TWO) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the further Amended CCM Merger Consideration of an amount in cash, without interest, equal to $12.00 per share, an increase of $0.70 per share over the $11.30 per share consideration under the Original CCM Merger Agreement, as amended by the First Amendment.

The further Amended CCM Merger Consideration will be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to the TWO Common Stock outstanding prior to the Effective Time.

Update to Termination Fee

The Second Amendment increases the Company Termination Fee payable by TWO to CCM in certain circumstances from $50.0 million to $51.0 million. The other termination fee provisions of the Original CCM Merger Agreement, as previously amended by the First Amendment, remain unchanged.

Financing Update

The Second Amendment amends the financing-related provisions of the Original CCM Merger Agreement to reflect that, in addition to the previously disclosed $2.0 billion secured debt commitment letter dated March 27, 2026, CCM has obtained a new bridge facility commitment letter, dated May 5, 2026, from Citigroup Global Markets Inc. providing for an additional $1.4 billion, pursuant to a senior unsecured bridge facility (the “Bridge Commitment Letter”). The Bridge Commitment Letter, together with the previously disclosed secured debt commitment letter, will provide CCM with committed debt financing in an aggregate amount of $3.4 billion to fund a portion of the consideration payable in, and the fees and expenses incurred in connection with, the CCM Merger.

The Second Amendment also adds customary financing cooperation covenants pursuant to which TWO has agreed to provide, and to use reasonable best efforts to cause its subsidiaries and representatives to provide, customary cooperation reasonably requested by CCM in connection with CCM’s arrangement of the debt financing contemplated by the Bridge Commitment Letter and the previously disclosed secured debt commitment letter. As under the Original CCM Merger Agreement, CCM’s and Merger Sub’s obligations to consummate the CCM Merger are not conditioned on the receipt of any debt financing.

Other than as described in this section, the financing-related obligations of the parties remain as described in the definitive proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy supplement may contain “forward-looking statements,” including certain plans, expectations, goals, projections and statements about the CCM Merger, TWO’s and CCM’s plans, objectives, expectations and intentions, the expected timing of completion of the CCM Merger, the ability of the parties to complete the CCM Merger considering the various closing conditions; and other statements that are not historical facts.  Such statements are subject to numerous assumptions, risks, and uncertainties.  Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements.  The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, included in this proxy supplement that address activities, events or developments that TWO or CCM expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “estimate,” “plan,” “continue,” “intend,” “could,” “foresee,” “should,” “would,” “may,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.  However, the absence of these words does not mean that the statements are not forward-looking.  Projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  TWO’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain.  Although TWO believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this proxy supplement.  These include, among other things:

•	the expected timing and likelihood of completion of the CCM Merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the CCM Merger;

•
the potential failure to receive, on a timely basis or otherwise, the required approvals of the CCM Merger, including stockholder approval by TWO stockholders, and the potential failure to satisfy the other conditions to the consummation of the CCM Merger in a timely manner or at all;

•	risks related to disruption of management’s attention from ongoing business operations due to the proposed CCM Merger;

•	the risk that any announcements relating to the CCM Merger could have adverse effects on the market price of TWO Common Stock;

•	the risk that the CCM Merger and its announcement could have an adverse effect on the ability of TWO to retain and hire key personnel and the effect on TWO’s operating results and business generally;

•	the outcome of any legal proceedings relating to the CCM Merger, including stockholder litigation in connection with the CCM Merger;

•	the risk that restrictions during the pendency of the CCM Merger may impact TWO’s ability to pursue certain business opportunities or strategic transactions;

•	that TWO may be adversely affected by other economic, business or competitive factors;

•	changes in future loan production;

•	the availability of suitable investment opportunities;

•	changes in interest rates;

•	changes in the yield curve;

•	changes in prepayment rates;

•	the availability and terms of financing;

•	general economic conditions and market conditions;

•	conditions in the market for mortgage-related investments; and

•	legislative and regulatory changes that could adversely affect TWO’s business.

All such factors are difficult to predict and are beyond the control of TWO and CCM, including those detailed in TWO’s annual reports on Form 10-K, as amended, quarterly reports on Form 10-Q and periodic reports on Form 8-K that are available on TWO’s website at www.twoinv.com/investors and on the SEC’s website at www.sec.gov.

Each of the forward-looking statements of TWO is based on assumptions that TWO believes to be reasonable but that may not prove to be accurate.  Any forward-looking statement speaks only as of the date on which such statement is made, and TWO does not undertake any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

All forward-looking statements, expressed or implied, included in this proxy supplement are expressly qualified in their entirety by this cautionary statement.  This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that TWO or persons acting on its behalf may issue.

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with the CCM Merger, TWO filed with the SEC the definitive proxy statement on April 20, 2026.  The definitive proxy statement was first mailed on or about April 20, 2026, and later supplemented, including by the May 4 proxy supplement.  The CCM Merger will be submitted to the TWO common stockholders for their approval.  TWO may also file other documents with the SEC regarding the CCM Merger.  The definitive proxy statement contains important information about the CCM Merger and related matters.  This proxy supplement is not a substitute for the definitive proxy statement or any other documents that TWO may file with the SEC or send to its stockholders in connection with the CCM Merger.  INVESTORS AND SECURITY HOLDERS OF TWO ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE CCM MERGER (INCLUDING ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CCM MERGER AND RELATED MATTERS.  Investors and security holders may obtain a free copy of the definitive proxy statement and all other documents filed or that will be filed with the SEC by TWO on the SEC’s website at www.sec.gov.  Copies of documents filed with the SEC by TWO will be made available free of charge on TWO’s website at www.twoinv.com/investors or by directing a request to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

TWO and its directors, executive officers and certain other members of management and employees of TWO may be deemed to be “participants” in the solicitation of proxies from the TWO stockholders in connection with the CCM Merger.  Security holders can find information about TWO and its directors and executive officers and their ownership of TWO Common Stock in the definitive proxy statement.  Please also refer to the sections in TWO’s Form 10-K/A filed with the SEC on April 27, 2026 captioned “Compensation Discussion and Analysis,” “Summary Compensation Table” and “Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” Any changes in the holdings of TWO’s securities by its directors or executive officers from the amounts described in the Form 10-K/A have been reflected in Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of the Form 10-K/A and are available on the SEC’s website at www.sec.gov.  Additional information regarding the interests of such individuals in the CCM Merger is included in the definitive proxy statement relating to the CCM Merger.  Free copies of these documents may be obtained as described in the preceding paragraph.

Annex A

This SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated May 7, 2026 (this “Amendment”), is entered into by and among CrossCountry Intermediate Holdco, LLC (“Parent”), CrossCountry Merger Corp. (“Merger Sub”) and Two Harbors Investment Corp. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, on March 27, 2026, the parties hereto entered into the Agreement and Plan of Merger and on April 28, 2026 such parties entered into an amendment thereto (as amended, the “Merger Agreement”).

WHEREAS, the parties hereto desire to amend the terms of the Merger Agreement to reflect certain changes to the Merger Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.          Increase to the Merger Consideration. In Section 3.1(a)(i) of the Merger Agreement, the reference to “$11.30” is hereby amended to be “$12.00”.

2.          Increase to the Company Termination Fee. In the definition of “Company Termination Fee” in the Merger Agreement, the reference to “$50,000,000” is hereby amended to be “$51,000,000”.

3.          Amendment to Financing Provisions for Debt Commitment Letters.  In addition to the other amendments set forth in this Amendment, the Merger Agreement is hereby further amended as set forth on Annex A attached to this Amendment.

4.          References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, and all references in the Company Disclosure Letter and Parent Disclosure Letter to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment.  All references in the Merger Agreement and the Company Disclosure Letter and Parent Disclosure Letter to “the date hereof” and “the date of this Agreement” shall refer to March 27, 2026; provided that, solely with respect to the Bridge Commitment Letter to the extent contemplated in the definition of “Debt Commitment Letters”, any reference in the Merger Agreement to “the date of this Agreement” or words of like import shall, for the avoidance of doubt, refer to the date of this Amendment.

5.          Other Miscellaneous Terms. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

6.          Amendment. Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.

7.          Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Maryland (without giving effect to choice of law principles thereof).

8.          Counterparts.  This Amendment may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Remainder of page intentionally left blank.]

The parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

CrossCountry Intermediate Holdco, LLC

By:	/s/ Ronald J. Leonhardt Jr.
	Name:	Ronald J. Leonhardt
	Title:	Chief Executive Officer

CrossCountry Merger Corp.

By:	/s/ Ronald J. Leonhardt Jr.
	Name:	Ronald J. Leonhardt Jr.
	Title:	Chief Executive Officer

Two Harbors Investment Corp.

By:	/s/ William Greenberg
	Name:	William Greenberg
	Title:	President and Chief Executive Officer

Annex A

1.	The following definitions are hereby added to Section 1.1 of the Merger Agreement:

“Beneficial Ownership Regulation” has the meaning set forth in Section 6.20(c).

“Bridge Commitment Letter” has the meaning set forth in Section 5.4(b).

“Secured Debt Commitment Letter” has the meaning set forth in Section 5.4(b).

2.	The definition of “Debt Commitment Letter” in Section 1.1 of the Merger Agreement is hereby amended to be “Debt Commitment Letters.”

3.	The definition of “Debt Financing Fee Letter” in Section 1.1 of the Merger Agreement is hereby amended to be “Debt Financing Fee Letters.”

4.	The definition of “Financing” in Section 1.1 of the Merger Agreement is hereby amended to be “Financings.”

5.	References to “Financing” in the definition of “Financing Sources” in Section 1.1 of the Merger Agreement are hereby amended to be “Financings.”

6.	Section 5.4 of the Merger Agreement (Funds) is hereby amended and restated in its entirety to read as follows:

(a)
Parent has access to, and will and will cause Merger Sub to have access at the Effective Time and at the Closing, available funds in an amount sufficient to carry out all of Parent’s obligations under this Agreement and to consummate the Transactions, including (i) payment in cash of the aggregate Merger Consideration on the Closing Date and the aggregate amounts payable to holders of Company Equity Awards following the Effective Time pursuant to Section 3.2, and (ii) to pay all related fees and expenses required to be paid by Parent or Merger Sub under this Agreement.  Parent confirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain financing for or in connection with the Transactions.

(b)
In furtherance of the foregoing, prior to the date of this Agreement, Parent has delivered to the Company true and correct copies of (1) a fully executed debt commitment letter, dated as of March 27, 2026 (including all exhibits, schedules, annexes and amendments thereto, the “Secured Debt Commitment Letter”), and (2) a fully executed bridge facility commitment letter, dated as of May 5, 2026, by and between Citigroup Global Markets Inc. and Parent (including all exhibits, schedules, annexes and amendments thereto, the “Bridge Commitment Letter” and, together with the Secured Debt Commitment Letter, the “Debt Commitment Letters”), and the fee letters referred to in the Debt Commitment Letters (collectively, the “Debt Financing Fee Letters”) from the Financing Sources named therein, pursuant to which those Financing Sources (together with any additional Financing Sources appointed pursuant to the terms of the Debt Commitment Letters) have committed, subject only to the terms and conditions set forth therein, to provide to Parent or a Subsidiary of Parent the amounts of debt financing as described therein (collectively, the “Financings”). The Debt Commitment Letters and Debt Financing Fee Letters may be redacted in a customary fashion as to economic terms and other commercially sensitive numbers and provisions specified therein, none of which could adversely affect the availability, conditionality, enforceability or amount of the Financings contemplated thereby. Parent represents and warrants that (A) the Financings are intended to be used, among other things, to fund the Transactions, including the Merger, and (B) the Definitive Debt Agreements to be executed and delivered pursuant to Schedule 6.20(b) of the Parent Disclosure Letter will permit the use of proceeds thereunder to pay the Required Amounts.

(c)
Except as expressly set forth in the Debt Commitment Letters, there are no conditions precedent to the obligations of the Financing Sources to fund the full amount contemplated by the Debt Commitment Letters and no contingencies that would permit the Financing Sources to reduce the aggregate amount of the Financings below the amount necessary, together with other financial resources available to Parent, to consummate the Transactions and pay the Required Amounts, including any condition or other contingency relating to the amount. There are no side letters, understandings or other agreements, contracts or other arrangements of any kind (other than the Debt Financing Fee Letters) that could affect the conditions precedent to the availability of the proceeds of the Financings contemplated by the Debt Commitment Letters at or prior to Closing. As of the date of this Agreement, each of the Debt Commitment Letters has been duly executed and delivered by, and is a legal, valid and binding obligation of Parent or a Subsidiary of Parent and, to the Knowledge of Parent, the other parties thereto (except as such enforcement may be subject to bankruptcy and other similar Law and by general equitable principles). As of the date of this Agreement, each of the Debt Commitment Letters is in full force and effect against Parent and, to the Knowledge of Parent, against each other party thereto and, as of the date of this Agreement, has not been withdrawn, rescinded, terminated or otherwise amended or modified, and, assuming the satisfaction of the conditions set forth in Article VII, no such withdrawal, rescission, termination, amendment or modification is currently contemplated that would reasonably be expected to make the Financing Sources less likely to fund the Financings in the amounts necessary, together with other financial resources available to Parent, to consummate the Transactions and pay the Required Amounts. All commitment and other fees required to be paid under the Debt Commitment Letters and Debt Financing Fee Letters on or before the date of this Agreement have been fully paid, and Parent will pay in full any amounts due on or before the Closing Date. The aggregate proceeds of the Financings (including any Alternate Financing), when funded in accordance with, and subject to, the terms and conditions of the Debt Commitment Letters (including the Definitive Debt Agreements to be executed pursuant thereto) together with any other immediately available sources available to Parent, will be sufficient to enable Parent and Merger Sub to pay in cash the Required Amounts. In no event shall receipt by, or the availability of any funds or financing (including the Financings) to, the Parent, Merger Sub or any of their Affiliates be or be deemed, construed or alleged to be a condition precedent to any obligations of Parent and Merger Sub under this Agreement.

7.	The reference to “Financing” in Section 6.18 of the Merger Agreement is hereby amended to be “Financings.”

8.	Section 6.20 of the Merger Agreement (Financing Activities) is hereby amended and restated in its entirety to read as follows:

(a)	Parent Financing.

(i)          Parent will use reasonable best efforts to obtain the Financings (or in the event any portion or all of the Financings required for Parent to pay the Required Amounts becomes unavailable, alternative debt financing from the same or other sources (such portion from sources other than any source providing the Financings contemplated by the Debt Commitment Letters as of the date hereof, the “Alternate Financing”)) in an aggregate amount, together with the remaining Financings, if any, and any other immediately available sources available to Parent to fund the payment of the Required Amounts when required to be paid hereunder. Such efforts by Parent shall include, without limitation: (A) complying with and maintaining in full force and effect the Debt Commitment Letters (subject to commitment reductions and/or termination thereof in connection with the consummation of an alternative financing generating, when taken together with other sources of funds immediately available to Parent or Merger Sub, the Required Amounts at Closing), (B) negotiating and entering into definitive financing agreements (the “Definitive Debt Agreements”) with respect to the Financings or alternative financing generating, when taken together with any other funding sources available to Parent, the Required Amounts when required to be paid hereunder; provided, that such Definitive Debt Agreements or alternative financing, as applicable, shall not (1) impose new or additional conditions or expand any existing condition to the receipt of the Financings, (2) otherwise materially delay funding of the Financings or make funding of the Financings or alternative financing generating, when taken together with any other funding sources available to Parent, the Required Amounts when required to be paid hereunder less likely to occur, or (3) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letters or the Definitive Debt Agreements or alternative financing, as applicable (the effects described in clauses (1) through (3), collectively, the “Prohibited Modifications” and each individually, a “Prohibited Modification”), (C) satisfying on a timely basis all conditions to the Financings contemplated by the Debt Commitment Letters and the Debt Financing Fee Letters, and (D) enforcing its rights under the Debt Commitment Letters in the event of a breach by the Financing Sources under the Debt Commitment Letters or any of the Definitive Debt Agreements or alternative financing, as applicable. Prior to the Closing, without the prior written consent of the Company, Parent shall not (x) agree to, or permit, any withdrawal, rescission, termination, amendment, restatement, supplement, modification or waiver in respect of the Debt Commitment Letters or any Definitive Debt Agreement that would result, when taken together with any other funding sources available to Parent, in Parent failing to have the Required Amounts when required to be paid hereunder, or (y) agree to substitute other debt or equity financing for all or any portion of the Financings from the same or alternative financing sources to the extent such substitution would result in a Prohibited Modification.

(ii)          Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financings. Parent shall give the Company prompt written notice (A) upon becoming aware of, or receiving written notice or other written communication with respect to, (1) any actual, threatened (in writing) or alleged (in writing) material breach of or default under, or any event or circumstance that (with or without notice, lapse of time or both) could reasonably be expected to give rise to any material breach of or default under, the Debt Commitment Letters by a party thereto, (2) any actual or threatened (in writing) termination, withdrawal, repudiation or rescission of the Debt Commitment Letters or any Definitive Debt Agreement, or (3) any material dispute or disagreement between or among parties to the Debt Commitment Letters or any Definitive Debt Agreement, in each case, to the extent such breach, default, termination, withdrawal, repudiation, rescission, dispute or disagreement would reasonably be expected to materially delay or prevent the Closing or result in failure of Parent to obtain, when taken together with any other funding sources available to Parent, the Required Amounts when required to be paid hereunder or (B) if at any time for any reason Parent believes in good faith that it may not be able to obtain all or any portion of the Financings on the terms and conditions, at the time, in the manner or from the sources contemplated by the Financings, except as a result of consummation of alternative financing transactions providing, when taken together with any other funding sources available to Parent, the Required Amounts when required to be paid hereunder. Parent shall promptly provide any material information reasonably requested by the Company relating to any circumstance referred to in clauses (A) or (B) of the immediately preceding sentence; provided that in no event shall Parent be required to provide access to or disclose information that would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, Parent or any of its Subsidiaries (as reasonably determined in good faith by Parent).

(iii)          If any of the Financings or the Debt Commitment Letters (or any Definitive Debt Agreement) expires or is terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Financings becomes unavailable on the terms and subject solely to the conditions set forth in the Debt Commitment Letters or any Definitive Debt Agreement shall be withdrawn, repudiated, terminated or rescinded (other than as a result of any commitment reduction in connection with the consummation of alternative financing transactions providing, when taken together with any other funding sources available to Parent, the Required Amounts at Closing), then Parent shall (A) promptly use its reasonable best efforts to arrange for Alternate Financing (which Alternate Financing (1) shall be in an amount no less than, when taken together with any other funding sources available to Parent, the Required Amounts and (2) shall not include conditions to such Alternate Financing that are more onerous than, taken as a whole, the conditions set forth in the Debt Commitment Letters on the date of this Agreement (as reasonably determined in good faith by Parent) to replace the Financings, to be consummated no later than the day on which the Closing shall occur pursuant to this Agreement), (B) provide to the Company copies of all documents (including all fee letters and commitment letters; provided that any fee and commitment letters may be redacted in a customary fashion as to economic terms and other commercially sensitive numbers and provisions specified in any such letter, none of which could adversely affect the availability, conditionality, enforceability or amount of the Financings contemplated thereby) relating to any alternative financing to replace the Financings and (C) keep the Company reasonably informed of the process of obtaining any Alternate Financing. If any Alternate Financing is obtained in accordance with this Section 6.20(a), Parent shall promptly notify the Company thereof and references to the “Financings,” “Debt Commitment Letters” and “Debt Financing Fee Letters” (and other like terms in this Agreement) shall include such Alternate Financing, as applicable.

(iv)          Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither the availability nor terms of the Financings or any Alternate Financing are conditions to the obligations of Parent or Merger Sub to consummate the Merger, and each of Parent and Merger Sub reaffirms its obligation to consummate the Merger and the other Transactions subject only to the express conditions set forth herein, irrespective and independent of the availability or terms of the Financings or any Alternate Financing.

(b)          Financing Collateral and Capacity. Parent shall be subject to the obligations set forth in Schedule 6.20(b) of the Parent Disclosure Letter.

(c)          Financing Cooperation.

From the date of this Agreement until the earlier of the Effective Time and such time as this Agreement is terminated in accordance with Article VIII, the Company shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause each of its Subsidiaries and its and their respective Representatives to, provide to Parent such reasonable cooperation as may be reasonably requested by Parent in connection with the arrangement of the Financings or Alternate Financing, including:

(i)          participating in, and causing appropriate members of senior management and other Representatives of the Company and its Subsidiaries (with appropriate seniority and expertise) to participate in, a reasonable number of meetings  (which may be virtual or via teleconference) with prospective lenders, investors, rating agency presentations and due diligence sessions, in each case at mutually agreed times;

(ii)          assisting Parent in the preparation of customary marketing materials, including any confidential information memorandum, offering memorandum, or lender presentation to be used in connection with any syndication of the Financings;

(iii)          furnishing Parent and the Financing Sources with such customary financial and other information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent and that is necessary and customary in connection with the arrangement of financings of a type similar to the Financings or Alternate Financing;

(iv)          furnishing to the Administrative Agent and the Lead Arrangers (each as defined in the Bridge Commitment Letter), at least three Business Days prior to the Closing Date, (A) all documentation and other information about the Company and its Subsidiaries that the Administrative Agent and the Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested in writing to the Company not fewer than 10 Business Days prior to the Closing Date and (B) if the Company or any Subsidiary guarantor borrowing entity qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, to the extent reasonably requested in writing at least 10 Business Days prior to the Closing Date;

(v)          if applicable to the Transactions, (A) obtain customary consents (subject to customary limitations) of outside auditors of the Company and its Subsidiaries for use of their auditor opinions in any materials relating to an Alternate Financing or the Financings, (B) cause such outside auditors to partake in a reasonable number of reasonable and customary accounting and auditor due diligence sessions (which may be virtual or via teleconference) at mutually agreed times and places, and (C) cause its outside auditors to provide any customary “comfort letters” with respect to the Company’s financial statements in connection with any offering of debt securities being issued as part of an Alternate Financing or the Financings;  and

(vi)          reasonably cooperating with Parent in satisfying the conditions to the funding of the Financings or Alternate Financing to the extent the satisfaction of such conditions requires the cooperation of, or is within the primary control of, the Company and its Subsidiaries or any of their directors, officers, employees and Representatives.

(d)          Nothing in Section 6.20(c) shall require the Company to take any action that would (i) unreasonably interfere with, or is unreasonably burdensome on, the ongoing business or operations of the Company or its Subsidiaries, (ii) require the Company or its Subsidiaries to pay any commitment or other fee or incur any other cost or expense, liability or obligation in connection with the Financings prior to the Closing that is not promptly reimbursed or indemnified by Parent, (iii) require the Company or its Subsidiaries to take any action that is effective prior to, and not conditioned upon, the Closing, (iv) require the Company or its Subsidiaries to provide any information the disclosure of which would jeopardize any attorney-client or other legal privilege or violate any Contract or other obligation of confidentiality binding upon the Company or its Subsidiaries (provided that the Company shall use commercially reasonable efforts to provide such information in a manner that would not result in such jeopardy or violation), or (v) result in a violation of applicable Law. Nothing in Section 6.20(c) shall require the Company or any of its Subsidiaries to deliver any certificate, opinion or document or take any corporate or other action on behalf of or binding upon the Company or its Subsidiaries that would be effective prior to the Closing.

(e)          Parent shall, upon request by the Company, promptly reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 6.20. Notwithstanding anything herein to the contrary, Parent shall indemnify and hold harmless the Company and each of its Subsidiaries from and against any and all damages actually suffered or incurred by them in connection with actions taken or omitted to be taken pursuant to this Section 6.20, except in the event such loss or damage arises directly out of (i) the gross negligence or willful misconduct of the Company or any of its Subsidiaries, (ii) the material breach of this Agreement thereby, or (iii) any material misstatement or omission of a material fact in any information relating to the Company provided to Parent in writing by the Company for inclusion in any materials relating to the Financings.

(f)          Notwithstanding anything to the contrary in this Agreement, the conditions set forth in Section 7.2(b), as they apply to the Company’s obligations under this Section 6.20 shall be deemed satisfied on the Closing Date unless (i) the Company has failed to satisfy its obligations in any material respect under Section 6.20(c), (ii) Parent has provided notice to the Company of any such failure to comply in any material respect with Section 6.20(c) in writing in a reasonably sufficient period of time prior to the Closing Date to permit the Company a reasonable opportunity to cure such failure, (iii) the Company has failed to cure such failure, and (iv) such failure is the primary cause of Parent’s inability to obtain the Financings.

9.	Section 8.2(b) of the Merger Agreement (Notice of Termination; Effect of Termination) is hereby amended and restated in its entirety to read as follows:

In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.6(b), Section 6.20(e), Section 8.3 and Article I and Article IX; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the Company Stockholders, which shall be deemed to be damages of the Company) for a willful breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

10.	References to “Debt Commitment Letter” and to “Financing” in Section 9.7 of the Merger Agreement are hereby amended to be “Debt Commitment Letters” and “Financings”, respectively.

11.	References to “Debt Commitment Letter” and to “Financing” in Section 9.15 of the Merger Agreement are hereby amended to be “Debt Commitment Letters” and “Financings”, respectively.

Annex B

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

May 7, 2026

Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900
St. Louis Park, MN 55416
Attn: Board of Directors

Dear Members of the Board:

We understand that Two Harbors Investment Corp. (the “Company”) intends to enter into a Second Amendment (the “Second Amendment”) to the Agreement and Plan of Merger (the “Original Agreement”), dated as of March 27, 2026, among CrossCountry Intermediate Holdco, LLC (“Parent”), CrossCountry Merger Corp., a wholly owned, indirect subsidiary of Parent (“Merger Sub”), and the Company, as amended by the First Amendment thereto (the “First Amendment” and, the Original Agreement, as amended by the First Amendment and the Second Amendment, the “Agreement”), pursuant to which, among other things, (a) Merger Sub will merge with and into the Company (the “Merger”), (b) the Company will survive the Merger as a wholly owned subsidiary of Parent, (c) each outstanding share of 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series A Preferred Stock”), of the Company will remain issued and outstanding, (d) each outstanding share of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series B Preferred Stock”), of the Company will remain issued and outstanding, (e) each outstanding share of 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series C Preferred Stock” and, together with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the “Company Preferred Stock”), of the Company will remain issued and outstanding, and (f) each outstanding share of common stock, $0.01 par value per share (“Company Common Stock”), of the Company will be converted into the right to receive $12.00 in cash (the “Merger Consideration”).

The Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

1.	reviewed the Original Agreement, the First Amendment and a draft, dated May 7, 2026, of the Second Amendment;

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company (the “Projections”);

4.
spoken with certain members of the management of the Company and certain of the Company’s representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

5.	compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that we deemed to be relevant;

6.	considered publicly available financial terms of certain transactions that we deemed to be relevant;

7.
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded equity securities, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Management of the Company has advised us, and we have at your direction assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company.  At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Merger, and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion.  We express no view or opinion with respect to the Projections or the respective assumptions on which they are based.  We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Opinion.  In addition, we have relied upon and assumed, without independent verification, that the final form of the Second Amendment will not differ in any material respect from the draft of the Second Amendment identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation.  We did not estimate, and express no opinion regarding, the liquidation value of any entity or business.  We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.  We are not expressing any view or opinion as to the price or range of prices at which the Company Common Stock or Company Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent.  This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates have in the past provided, and are currently providing, investment banking, financial advisory and/or other financial or consulting services to the Company, CrossCountry Mortgage, LLC (“CrossCountry”) and certain minority investors in CrossCountry, including Ares Management Corporation (“Ares”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Ares (collectively, with Ares, the “Ares Group”), and Radcliff Companies (“Radcliff”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Radcliff (collectively, with Radcliff, the “Radcliff Group”), for which Houlihan Lokey and its affiliates have received, and expect to receive, compensation, including, among other things, during the two years prior to the date of this Opinion (i) with respect to the Company, having acted as financial advisor to the Company in connection with its proposed business combination with UWM Holdings Corporation and having provided certain financial advisory services to the Company in connection with its review of strategic alternatives and consideration of strategic transactions, (ii) with respect to CrossCountry, having provided valuation advisory services to CrossCountry in connection with financial reporting and other internal purposes unrelated to the Merger, (iii) with respect to the Ares Group, (1) having acted as financial advisor to Ares as an investor in Frontier Communications in connection with  its acquisition by Verizon, which closed in January 2026, (2) having acted as financial advisor to Potomac Energy Center, LLC, then a member of the Ares Group, in connection with its sale transaction, which closed in August 2025, and (3) having provided and currently providing various valuation and financial advisory services to members of the Ares Group for financial reporting, transaction and other purposes unrelated to the Merger, and (iv) with respect to the Radcliff Group, having provided valuation advisory services to Radcliff in connection with financial reporting purposes.  In addition, Houlihan Lokey is in the process of being retained, subject to the negotiation and execution of an engagement agreement, to provide certain investment banking and financial advisory services to a portfolio company of the Ares Group in connection with a potential transaction unrelated to the Merger.  Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, CrossCountry, members of the Ares Group, members of the Radcliff Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation.  In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Ares, Radcliff, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Ares Group, members of the Radcliff Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that have included or represented and include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, CrossCountry, members of the Ares Group, members of the Radcliff Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Merger and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Merger.  In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the treatment of the Company Preferred Stock in the Merger, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger (other than the Merger Consideration to the extent expressly specified herein), (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. We are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to the Company, Parent, the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.